UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2017

Cross Country Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5201 Congress Avenue, Suite 100B, Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Amendment and Restatement of Senior Credit Facility

On August 1, 2017, the Company entered into an Amendment and Restatement of its Credit Agreement dated June 22, 2016 among the Company, substantially all of its wholly-owned subsidiaries, the lender parties thereto and SunTrust Bank, as administrative agent, swingline lender and an issuing bank (Amended and Restated Credit Agreement), to refinance and increase the current aggregate committed size of the facility to $215 million, including a term loan of $100 million (Amended Term Loan) and a $115 million revolving credit facility (Amended Revolving Credit Facility).

The proceeds of $106.5 million from this refinancing, included $6.5 million under the new revolving credit facility and were used to repay borrowings under the Company’s previously existing credit facilities, as well as to pay related interest, fees and expenses of the transaction.

In addition to increasing the size of the facilities, the maturity date was extended to July 31, 2022, and the Consolidated Total Leverage Ratio covenant, as defined therein, was amended to be no greater than 3.50:1.00 for the fiscal quarters ended September 30, 2017 through September 30, 2018, 3.25:1.00 for the fiscal quarters ended December 31, 2018 through September 30, 2019, and 3.00:1.00 for each fiscal quarter ended thereafter, and as adjusted pursuant to a Qualified Permitted Acquisition as defined therein. The Amended and Restated Credit Agreement also includes an accordion feature permitting the Company, subject to certain conditions, to increase the aggregate amount of the commitments under the Amended Revolving Credit Facility or establish one or more additional term loans in an aggregate amount not to exceed $50.0 million with optional additional commitments from existing lenders or new commitments from additional lenders. Other terms and pricing are substantially similar to the prior Credit Agreement. The Applicable Margin through September 30, 2017 remains at 2.25% for Eurodollar Loans and LIBOR Index Rate Loans and 1.25% for Base Rate Loans.

Borrowings under the Amended Term Loan are payable in quarterly installments, commencing September 30, 2017, in an aggregate annual amount equal to 5% for the first four installments, 7.5% for the next eight installments, and 10% for the remaining installments; provided that, to the extent not previously paid, the aggregate unpaid principal balance would be due and payable on the maturity date.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement as filed as Exhibit 10.1 to this Form 8-K.

Section 2 – Financial Information

Item 2.02     Results of Operations and Financial Condition

(a)  On August 2, 2017, Cross Country Healthcare, Inc. (“the Company”) issued a press release announcing results for the quarter ended June 30, 2017, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K. This information is being furnished under Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into 2.03 by reference.

Section 7 – Regulation FD

Item 7.01     Regulation FD Disclosure

Incorporated by reference is a press release issued by the Company on August 2, 2017, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1
Amended and Restated Credit Agreement dated August 1, 2017 to Credit Agreement, by and among Cross Country Healthcare, Inc., as borrower, certain of its domestic subsidiaries as guarantors, the Lenders referenced therein, SunTrust Bank, as Administrative Agent, Swingline Lender and an issuing bank; BMO Harris Bank, N.A. as Syndication Agent; and Bank United N.A. and Fifth Third Bank as Co-Documentation Agents

99.1	Press Release issued by the Company on August 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

		By:	/s/ William J. Burns
William J. Burns
Dated:	August 2, 2017		EVP & Chief Financial Officer